Exhibit 17.2

                                December 19, 2007

Suncrest Global Energy Corp.
3353 South Main Street, #584
Salt Lake City, Utah 84115
Attn: Board of Directors

Beacon Enterprise Solutions Group, Inc.
124 North First Street
Louisville, Kentucky 40202
Attention: Bruce Widener, Chief Executive Officer

To Whom It May Concern:

Effective immediately, I hereby resign from the following positions and offices:
(i) Secretary and Treasurer of Suncrest Global Energy Corp. (the "Corporation");
(ii) a member of the Board of Directors of the Corporation; and (iii) any other positions I hold with the Corporation.

                                          Sincerely,

                                          /s/ April Marino

                                          April Marino